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                                  EXHIBIT 99.1

PRESS RELEASE

ESCALADE ANNOUNCES 2 for 1 COMMON STOCK SPLIT

Wabash, IN (April 27, 2004). Escalade, Incorporated (NASDAQ: ESCA) announced that its Board of Directors approved a two-for-one split on Escalade common stock. As a result of the stock split, shareholders will receive one additional common share for every share held on the record date of May 11, 2004.

"The recent rise in the value of Escalade common stock attests to investor confidence in the company's long-term growth opportunities and financial strength. The Board shares this confidence, believing the company's strategic market position and strong management team will continue to produce positive results. Based on a desire to make the stock more accessible to a broader range of investors, the Board decided to again split the stock," said Robert Griffin, Chairman of the Board.

Upon completion of the split, the number of common shares outstanding will be approximately 13 million. The additional shares will be mailed or delivered on or about May 25, 2004, by the company's transfer agent, Integra Bank. The Company's last stock split was a three-for-one split in March 2002.

"We believe that this split, combined with the annual dividend paid earlier this year, make Escalade stock even more attractive to a broader range of investors. We see enormous potential for growth, and remain committed to attracting investors who share this enthusiasm and take a long-term view of the company's growth opportunities," Griffin said.

Escalade is a quality manufacturer and marketer of sporting goods and office/graphic arts products sold worldwide. To obtain more information on the Company and its products, visit our website at: www.EscaladeInc.com or contact Terry Frandsen, Vice President and CFO at 260/569-7208 or C.W. (Bill) Reed, President and CEO at 260/569-7233